UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2010 (February 25, 2010)

UNILIFE CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-34540	27-1049354
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

633 Lowther Road, Lewisberry, Pennsylvania	17339
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 938-9323

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2010, Unilife Medical Solutions Limited, a wholly-owned subsidiary of Unilife Corporation, and sanofi-aventis executed a letter agreement (the “Letter Agreement”), pursuant to which the parties agreed on a list of therapeutic drug classes within which sanofi-aventis has the exclusive right to purchase the Unifill™ ready-to-fill syringe (the “Exclusivity List”). Pursuant to the Letter Agreement and the Exclusive Agreement previously entered into between the parties, as amended, sanofi-aventis has secured exclusivity for the Unifill™ ready-to-fill syringe within the full therapeutic classes of antithrombotic agents and vaccines until June 30, 2014 (the “Period of Exclusivity”), and has also secured exclusivity in an additional six smaller sub-groups that fall within other therapeutic classes that Unilife believes represent new market opportunities in the pharmaceutical use of prefilled syringes. During the Period of Exclusivity, sanofi-aventis may nominate additional therapeutic sub-groups to be placed on the Exclusivity List should Unilife not have already signed a commercial arrangement within this sub-group with a third party. Before an additional therapeutic class can be added to the Exclusivity List, both parties will need to be reasonably satisfied that a target drug suitable for use within the Unifill™ syringe is likely to generate a commercial order.

Item 8.01 Other Events.

On March 2, 2010, Unilife Corporation issued a press release announcing the agreement on the Exclusivity List. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release dated March 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: March 3, 2010
	By:	/s/ Alan Shortall

Name: Alan Shortall
Title: Chief Executive Officer

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